Exhibit 24.1

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS: That the undersigned, a director or officer, or both, of Alltel Corporation ("Alltel"), acting pursuant to authorization of the Board of Directors of Alltel, hereby appoints Scott T. Ford, Francis X. Frantz, and Jeffery R. Gardner, or any of them, attorneys-in-fact and agents for me and in my name and on my behalf, individually and as a director or officer, or both, of Alltel, to sign one or more Registration Statements on Form S-8 (or any successor form), together with all necessary exhibits, and any amendments (including post effective amendments) and supplements thereto, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the issuance of Alltel securities under the Alltel Corporation 2001 Equity Incentive Plan, and generally to do and perform all things necessary to be done in connection with the foregoing as fully in all respects as I could do personally.

        IN WITNESS WHEREOF, I have hereunto set my hand this 30th day of April, 2005.

/s/ Joe T. Ford (Joe T. Ford)	Chairman of the Board
/s/ John R. Belk (John R. Belk)	Director
/s/ William H. Crown (William H. Crown)	Director
/s/ Dennis E. Foster (Dennis E. Foster)	Director
/s/ Lawrence L. Gellerstedt, III (Lawrence L. Gellerstedt, III)	Director
/s/ Emon A. Mahony, Jr. (Emon A. Mahony, Jr.)	Director
/s/ John P. McConnell (John P. McConnell)	Director
/s/ Josie C. Natori (Josie C. Natori)	Director

/s/ Gregory W. Penske (Gregory W. Penske)	Director
/s/ Warren A. Stephens (Warren A. Stephens)	Director
/s/ Ronald Townsend (Ronald Townsend)	Director